Exhibit 99.5
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     Pursuant to §230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the Joint Proxy Statement-Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of UnionBancorp, Inc. and Centrue Financial Corporation, as a person who is expected to become a director of the surviving entity upon the consummation of such merger. As of the effective time of the Registration Statement, the undersigned will not be a member of the Board of Directors of UnionBancorp, Inc. and will not be required to sign the Registration Statement.

August 31, 2006	/s/Michael J. Hejna
Michael J. Hejna